LETTER OF INTENT

This Letter of Intent ("LOI") made at Thunder Bay, Ontario on November 1, 2011 by and between LKA International Inc., a Delaware Corporation hereinafter referred to as "LKA" and Premier Gold Mines Limited, an Ontario Corporation hereinafter referred to as "PREMIER", collectively referred to as the "Parties".

RECITALS

A.  LKA owns 100% right, title and interest in and to the mineral rights of the Golden Wonder Property located in the [insert] Mining District, Colorado (the "Property") as more fully described in Schedule "A" attached hereto;

B.  PREMIER is involved in the exploration and development of precious minerals and interested in establishing a joint venture to explore and potentially develop The Golden Wonder Property and contiguous mining claims subject to the terms of this LOI.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, LKA and PREMIER agree as follows:

Section 1.  Grant of Right.  Subject to the other terms of this Letter of Intent ("LOI") and signing a definitive Joint Venture Agreement ("JVA"), LKA grants PREMIER the right to acquire up to a 60% interest in the Property and to establish a joint venture between the Parties (the "Joint Venture").  As part of the Grant, LKA shall fund a Phase I exploration and drill program (“the LKA funded Phase I exploration program”), to be operated by PREMIER, in the amount of US$2,000,000 plus a 5% Management Fee payable to PREMIER.  LKA shall cause to have established, in LKA’s name, a restricted account at Bank of America (“the Account”) to be used by Premier exclusively to fund the Phase I exploration program. Premier may draw against the Account as needed to cover exploration expenses in accordance with an exploration budget and timeline which has been prepared by Premier and agreed to by both parties. If any Phase I budget items exceed ten percent (10%) of the budgeted amount(s) then Premier shall notify and get written acceptance of such excess amount(s) from LKA prior to payment. LKA may not unreasonably withhold it’s acceptance of payment for any excess expenditures by Premier provided that such expenditures are consistent with industry standards and not unreasonable under the circumstances. Any over-run in the total Phase I budget will be the sole responsibility of Premier.  The purpose of the LKA funded Phase I exploration program will be to confirm the epithermal nature of the project and the potential to identify mineralization similar to that historically mined.  Within sixty (60) days following the completion of the LKA funded Phase I exploration program, and confirmation of the potential of the Property to host a significant gold deposit, PREMIER shall have the sole option to elect to earn an interest in the Property by completing the payments and performing additional exploration and development on the Property pursuant to the terms outlined in Sections 2 and 3 of this Agreement.  The date of the initial payment by Premier to LKA shall be considered the “Anniversary Date” for the purposes of the definitive Joint Venture Agreement. This Phase I exploration program shall not exceed 24 months from commencement of field operations, unless extended by the Parties.

Section 2.  Joint Venture Initial Payments.  The Consideration for PREMIER to acquire an initial 51% interest in the Property, PREMIER shall perform exploration expenditures and or acquisition expenditures as set out in Section 3 and make cash and share payments to LKA on the following schedule (note that the shares could be subject to hold restrictions as imposed by regulatory bodies/agencies):

a)  US$50,000 cash and the equivalent of Cdn$100,000 in cash or PREMIER common shares, at LKA’s option, (calculated on a 10-day average closing price) payable to LKA within sixty (60) days following the completion of the LKA funded Phase I exploration program, and subject to PREMIER’S sole satisfaction of the results of this program;

b)  US$50,000 cash and the equivalent of Cdn$100,000 in cash or PREMIER common shares, at LKA’s option, (calculated on a 10-day average closing price) payable to LKA on the first Anniversary Date; and

c)  US$50,000 cash and the equivalent of Cdn$100,000 in cash or PREMIER common shares, at LKA’s option, (calculated on a 10-day average closing price) payable to LKA on the second Anniversary Date.

Section 3.  Initial Earn-in.  In addition to the payments in Section 2, PREMIER shall expend US$8.0 million for exploration, development and/or property acquisitions (within the AMI as defined) within the first three years after signing the JVA.  A minimum of US$500,000 shall be expended prior to the First Anniversary.  Some 51% of the amount of funds expended by LKA to complete the LKA funded Phase I exploration program (namely US$1,020,000) will be  reimbursed to LKA at the end of the PREMIER earn-in and shall be included in the US$8.0 million in expenditures as defined above. If PREMIER fails to meet its investment requirements in the three year term as set out in Sections 2 and 3 of this Agreement, PREMIER will retain no interest in the Property and have no further rights.

At the option of Premier, Exploration Expenditures, Cash Payments and Share Payments can be accelerated.

For the purposes of this Letter of Intent “Exploration Expenditures” are defined as all cash, expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly in connection with exploration or development work on the Property and, without limiting the generality of the foregoing, includes monies expended acquiring additional land, constructing or acquiring all facilities, buildings, machinery and equipment, in paying any taxes, fees, charges, payments or rentals (including payments made in lieu of assessment work) or otherwise paid to keep the Property or any portion thereof in good standing including any payment to or in respect of acquiring any agreement or confirmation from any holder of surface rights respecting the Property or any portion thereof, in carrying out any survey of the Property or any portion thereof, in paying the fees, wages, salaries, travelling expenses, fringe benefits (whether or not required by law) or all persons engaged in work with respect to and for the benefit of the Property or any portion thereof, in paying for the good, lodging and other reasonable needs of such persons, in supervising and managing any work done with respect to and for the benefit of the Property or any portion thereof including consultation with local communities, and including overhead charges not to exceed 10% claimed by the Operator or in any other respects necessary for the due carrying out of mining exploration or development work and in connection with milling, processing and treatment operations, and in providing supervision, management, administration and accounting, financing, marketing, engineering, legal and other support services in connection with mining work. The certificate of an officer of the Operator as to the amount of exploration expenditures incurred and as to their categorization shall be prima facie evidence of such amounts having been incurred.

Upon expending a minimum of US$8.0 million, and paying to LKA US$150,000 in cash and the equivalent of Cdn$300,000 in cash or shares of PREMIER including reimbursing 51% of LKA’s expenditures for Phase I, PREMIER will have earned an undivided 51% participating interest in and to the Property.

Section 4.  Bump-Up Option.  Upon the completion of the expenditures and cash and share payments set out in Sections 2 and 3 above, PREMIER will have a one-time option to increase its ownership in the Joint Venture by an additional 9% under the terms of the JVA (from 51% to 60%) under the following schedule of additional cash and share payments and exploration/acquisition expenditures on the Property:

a)  PREMIER shall pay to LKA the equivalent to an additional Cdn$100,000 in cash and/or shares of PREMIER, at LKA’s sole option; and

b)  PREMIER shall fund additional exploration/acquisition/development expenditures in the amount of US$7 million, including the completion of a feasibility study, on the Property prior to the sixth Anniversary Date.  If PREMIER fails to fund the expenditures, make the cash payment, and/or complete the feasibility study within the additional three year time frame as described in the Bump-Up option, PREMIER shall not have any additional interest as described in the Bump-Up option, and remain at its original 51% participating ownership;

Section 5.  Property Interest.  The Parties agree that once PREMIER has earned its 51% or 60% interest, whichever it may be, further expenditures shall be shared as per the parties’ respective interests. Standard dilution provisions will apply.  If any single parties’ interest is reduced to 10%, the parties’ interest will automatically be converted to a 2.5% Net Smelter Royalty “NSR” (the “Royalty Holder” – attached hereto as Schedule “B”.

Section 6.  Area of Mutual Interest ("AMI").   The area of mutual interest ("AMI") shall extend within a 1 kilometer radius from the outside boundaries of the Property – subject only to new claims staked after the signing of this LOI.  In the event that PREMIER acquires additional properties from third party vendors (‘Acquired Properties”), the Acquired Properties will not be subject to the terms of this Agreement unless such acquisition(s) are the result of information gained through this exploration program. In that case, LKA shall be entitled to acquire the same percentage interest in any new acquisitions on the same terms as Premier in accordance with LKA’s interest in the Property at the time of acquisition.  In the event that PREMIER enters into a joint venture with a third party within the AMI under any circumstance, LKA shall have the right to participate so long as the minimum interest earned by PREMIER is equal to or greater than 51%.

Section 7.  Project Operator.    PREMIER shall be the sole Project Operator of the Joint Venture during the initial period, the earn-in period, and so long as its interest is 50% or greater. Following the Premier earn-in, Premier and LKA shall form a management committee to establish, in advance, exploration, mining and budget matters and plans. If LKA and Premier can not reach agreement on any aspect of these project management items or plans then a third party, agreeable to both LKA and Premier, will be appointed to resolve the disagreement in accordance with mining industry standards or any special circumstances that may be encountered. LKA and Premier will endeavor to use their best efforts, information and resources to work together and resolve any project-related disputes.

Section 8.  Due Diligence and Termination.   PREMIER shall complete the LKA funded Phase I exploration program as set out in Section 1 during calendar years 2011-12.  Upon completion of this program, and upon receipt of results consistent with PREMIER’s expectations, the Parties will prepare and sign a definitive JVA within a target of 60 days from the time PREMIER elects to proceed with the earn-in.

Section 9.  Transfer of Lands.  Upon receipt of the first Cash and Share Payment outlined in Section 2 a), LKA shall provide duly executed transfer documents to the Property to be held in trust by PREMIER’S legal counsel until such time that all Cash Payments and Shares Payments have been advanced and Exploration/Acquisition Expenditures have been made.

Section 10.  LKA Mining Rights.  During the term of this Agreement (except as noted in Section 10A), LKA will have the right to continue current exploratory mining, restricted to within 50 meters laterally and on strike of the current operations (the “Restricted Zone”). There is no depth restriction for LKA’s operation. Any new discoveries made during the PREMIER-directed programs as per this Agreement, within or outside of the Restricted Zone, will not be mined.  Any discoveries made within the Restricted Zone by LKA during the earn-in period can be mined by LKA.

Section 10A.   Authourity to Determine Mining  Upon Premier earning and maintaining at least a minimum 51% interest in the Property, Premier will have authority to determine the extent to which mining continues on the property, if at all. Premier recognizes the desire of LKA to continue mining within the Restricted Zone, on discoveries made by LKA.  As such, Premier will fairly assess the merit of continued mining and its impact on the exploration project.  Any decision to curtail mining completely or redirect crews toward exploration development will be preceded by 90 days written notice to LKA International.

Section 11.  Assignment.  This LOI is not assignable by either of the Parties except with the written consent of the other Party, such consent not unreasonably withheld.

Section 12.  Authority.  Each Party represents and warrants one to the other that it has the legal right and authority to enter into this LOI.

Section 13.   No Partnership.  The Parties intend that this LOI shall not create binding obligations between the Parties until a definitive JVA is signed.

Section 14.  Notice.  Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by fax, three days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following address or fax number for such party (or at such other address or fax number as shall hereafter be specified by such party by like notice):

(a)   If to PREMIER                                            (b)   If to LKA:

Premier Gold Mines Limited                              LKA International Inc.

401 - 1113 Jade Court                                          3724 47th Street Ct. NW

Thunder Bay, Ontario P7B 6M7                            Gig Harbor, WA 98335

Attn: Mr. Ewan Downie                                         Attn:  Mr.  Kye Abraham

Phone:  807-346-1394                                          Phone:

 253-514-6667

Fax:  807-346-0100                                              Email:  kabraham@lkaintl.com

Section 15.  Miscellaneous.

(a)

This LOI may be modified only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

(b)

This LOI may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement.

(d)

This LOI shall be interpreted in accordance with the laws of the Province of Ontario.

(e)

The terms and provisions hereof shall inure to the benefit of the permitted successors and assigns of the parties.

(f)

This LOI and the related transactions could be subject to Canadian regulatory and stock exchange approval applicable to LKA and PREMIER.  LKA and PREMIER shall use their best efforts to secure the applicable regulatory and stock exchange approvals as soon as possible after the execution of the JVA.

(g)

Premier retains the right to terminate this LOI without advance notice, if the drill results returned from the LKA funded Phase I exploration program are not to PREMIER’s sole satisfaction.

(g)

All dollar references herein are in US dollars unless otherwise noted.

(h)

Except during the LKA funded Phase I exploration program where PREMIER will charge a 5% Management Fee, the Project Operator will charge a Management Fee equal to 10% of expenditures during exploration programs, reduced to 5% during advanced exploration and/or project development.

(i)

No news releases shall be issued by either of the Parties without the approval of the other Party.

Section 16.  Representations and Warranties.

(a)

LKA represents and warrants to PREMIER that:

(i)

it has the right, power, authority and capacity to enter into and carry out his obligations under this Agreement and to sell, assign and transfer to PREMIER the aforementioned interest in and to all of the Property;

(ii)

it is the registered and beneficial owner of the Property;

(iii)

to the best of its knowledge, conditions on and relating to the Property respecting all past and current operations thereon carried on by or on behalf of LKA is in compliance with all applicable federal, provincial and municipal laws;

(iv)

the Property and LKA’s interest therein are free and clear of any and all Encumbrances (including, without limitation, any order or judgment relating to the Property or any legal proceedings in process, pending or threatened which might result in any such order or judgment), royalties or other payments in the nature of a rent or royalty, or other interests of whatsoever nature or kind, recorded or unrecorded.

(v)

it has not received from any Governmental Authority any notice of, or communication relating to, any actual or alleged breach of any environmental laws, regulations, policies or requirements, and there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out thereon;

(vi)

none of the execution or delivery hereof or the performance by LKA of its obligations hereunder will cause default under, or conflict with, any provisions of any agreements to which LKA is a party;

(vii)

it is not a non-resident for the purposes of Section 116 of the Income Tax Act (Canada);

(viii)

the Property is not subject to any outstanding obligations or liabilities whatsoever or any agreement with any third party;

(ix)

there is no adverse claim against or challenge to the ownership of or title to any part of the Property nor is there any basis therefore; and

(x)

there are no outstanding or, to the best of LKA’s knowledge, pending actions, suits or claims affecting all or any part of the Property.

(b)

PREMIER hereby represents and warrants to LKA that:

(i)

It is a corporation formed under the laws of the Province of Ontario and is validly existing and in good standing thereunder;

(ii)

It has the right, power and authority and capacity to enter into and carry out its obligations under this Agreement;

Section 17.  Exclusive Period

LKA shall fully co-operate with PREMIER and provide all documents and information necessary for it to complete its due diligence. LKA shall not offer any interest in the Property to any person until termination of this Agreement without a JVA being entered into.

Executed to be effective on the 1st day of November 2011.

Premier Gold Mines Limited

LKA International Inc.

By: /s/Stephen McGibbon                               By: /s/Kye Abraham

Name: Stephen McGibbon                              Name: Kye Abraham

Title: Exec VP Corp & Project Dev.               Title: President

I have the authority to bind the Corporation.                           I have the authority to bind the Corporation.

SCHEDULE A

Property Description

LKA International, Inc. Golden Wonder Claims Status – Hinsdale County

Last update 10/19/2011

Unpatented Claims                                           BLM CMC #                          Status

Gold Quartz 1-3                                              3   248966-248968                      Active

LKA 1-2                                                          2   252483-252484                      Active

Au 2-5                                                              4   259696-259699                      Active

Au7-10                                                             4   259701-259704                      Active

Au12-14                                                           3   259706-259708                      Active

Golden Wonder 5-10                                       6   275202-275207                      Active

Total Unpatented Claims                              22

Patented Claims

Golden Wonder Lode                                      1   USMS #552

Golden Mamoth Lode                                     1   USMS #553

Golden Carbonate Lode                                  1   USMS #17651

Total Patented Claims                                     3

SCHEDULE A

PROPERTY DESCRIPTION

<  >Township – <  > Mining District, Colorado

< > Mining Claims – “Golden Wonder Property”

Claim number	Parcel No	Claim Size (hectares)	Mineral Rights	Surface Rights	PIN No.

SCHEDULE B

NET SMELTER RETURN ROYALTY

Capitalized terms used in this Schedule “B” and not otherwise defined herein shall have the meanings set forth in the Agreement.

1.

OBLIGATION

1.1

In accordance with Section 5 of the Agreement, Payor will pay the Royalty Holder, a 2.5% Net Smelter Return Royalty (“NSR”) on the minerals extracted from the Property (outlined in Schedule “A“), which NSR will be calculated in accordance with this Schedule “B”.

1.2

The Payor will within 60 days of the end of each calendar quarter, as and when any NSR are available for distribution:

(a)

pay or cause to be paid to the Royalty Holder the NSR; and

(b)

deliver to the Royalty Holder a statement indicating the amount of the NSR to which that the Royalty Holder is entitled.

2.

ROYALTY

2.1

“NSR” means the net proceeds actually paid to the Payor from the sale by the minerals mined and removed from the Property, after deduction of the following:

(a)

smelting costs, treatment charges and penalties including, but not being limited to, metal losses, penalties for impurities and charges for refining, selling, and handling by the smelter, refinery or other purchaser; provided, however, in the case of leaching operations or other solution mining or beneficiation techniques, where the metal being treated is precipitated or otherwise directly derived from such leach solution, all processing and recovery costs incurred by the Purchaser, beyond the point at which the metal being treated is in solution, shall be considered as treatment charges;

(b)

costs of handling, transporting and insuring ores, minerals and other material or concentrates from the Property or from a concentrator, whether situated on or off the Property, to a smelter, refinery or other place of treatment; and

(c)

ad valorem taxes and taxes based upon production, but not income taxes.  In the event the Payor commingles minerals from the Property with minerals from other properties, the Payor shall establish procedures, in accordance with sound mining and metallurgical techniques, for determining the proportional amount of the total recoverable metal content in the commingled minerals attributable to the input from each of the properties by calculating the same on a metallurgical basis, in accordance with sampling schedules and mining efficiency experience, so that production royalties applicable to minerals produced from the Property may reasonably be determined.

2.2

Payment of NSR will be made quarterly within 45 days after the end of each fiscal quarter of the Payor and will be accompanied by unaudited financial statements pertaining to the mining operations carried out on the Property.  Within 90 days after the end of each fiscal year the records relating to the calculation of NSR for such year will be audited by the Payor external independent auditor and any resulting adjustments in the payment of NSR payable to the Royalty Holder will be made forthwith.  A copy of said auditor’s report and accompanying financial information will be delivered to the Royalty Holder within 30 days of the end of such 90-day period.

2.3

Each annual audit will be final and not subject to adjustment unless the Royalty Holder delivers to the Payor written exceptions in reasonable detail within six months after the Royalty Holder receives the report.  The Royalty Holder, or its representative duly authorized in writing, at its expense, will have the right to audit the books and records of the Payor related to NSR to determine the accuracy of the report, but will not have access to any other books and records of the Payor. The audit will be conducted by a chartered or certified public accountant of recognized standing.  The Payor will have the right to condition access to its books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report.  A copy of the Royalty Holder’s report will be delivered to the Payor upon completion, and any discrepancy between the amount actually paid by the Payor and the amount which should have been paid according to the Royalty Holder’s report will be paid forthwith, one Party to the other or at the election of the Payor any difference may be referred to arbitration under the Dispute Resolution provisions of the Agreement.  No error in accounting or calculation of the NSR will be the basis for a claim of breach of fiduciary duty, or the like, or give rise to a claim for exemplary or punitive damages or for termination or rescission of the Agreements or the estate and rights in the Property held by the Payor under the terms of the Agreement.